Exhibit 99.1

For Immediate Release

LIPOCINE ANNOUNCES PRESENTATION OF ADDITIONAL LPCN 1021 CLINICAL DATA AT
AMERICAN SOCIETY OF ANDROLOGY 40TH ANNUAL CONFERENCE

SALT LAKE CITY (April 10, 2015) – Lipocine Inc. (NASDAQ Capital Markets: LPCN), a specialty pharmaceutical company, today announced that additional data from its ongoing Study of Oral Androgen Replacement ("SOAR") pivotal Phase 3 clinical study (http://clinicaltrials.gov/show/NCT02081300) evaluating efficacy and safety of LPCN 1021, an Oral Testosterone product, in hypogonadal men with low testosterone ("Low T") will be presented at the American Society of Andrology 40th Annual Conference in Salt Lake City, Utah.

Presentation/poster details are as follows:

Title:	Efficacy and Pharmacokinetics of LPCN 1021, a Novel Oral Testosterone Replacement Therapy (TRT), in Obese and Non-obese Hypogonadal Men: Study of Androgen Replacement (SOAR)

Oral Presentation:	April 19th, 2:00 – 3:00 pm MDT
Presenter:	Adrian Sandra Dobs, MD, MHS

Director, Johns Hopkins Clinical Research Network

Professor of Medicine and Oncology

The Johns Hopkins University School of Medicine

Division of Endocrinology, Diabetes and Metabolism

Poster Presentation:	April 19th, 11:00 am – 12:30 pm MDT

About LPCN 1021

The current testosterone market is dominated by topical products that are associated with poor patient compliance and FDA "black box" warnings related to inadvertent transfer of testosterone. LPCN 1021 is a twice-a-day, oral product candidate with three simple oral dosing options that we expect will overcome the major shortcomings of existing products.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine's lead product candidate, LPCN 1021, demonstrated positive top-line efficacy results in Phase 3 testing and is targeted for testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product with once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth, and is currently in Phase 1 testing.

Forward-Looking Statements

This release contains "forward looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts relating to expectations regarding clinical trials, the potential uses and benefits of Lipocine's product candidates, and product development and commercialization efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to our products, expected product benefits, clinical and regulatory expectations and plans, regulatory developments and requirements, the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine's products, the manufacturing and commercialization of Lipocine's products, and other risks detailed in Lipocine's filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the Company’s website at www.lipocine.com or on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

john.woolford@westwicke.com